UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WATERMARK LODGING TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

Watermark Lodging Trust, Inc.'s proxy solicitation firm first mailed the solicitation materials contained herein to shareholders on July 29, 2022.

URGENT: SPECIAL MEETING QUICKLY APPROACHING Important Request for Watermark Lodging Trust Stockholders What am I being asked to approve? • As a Watermark Lodging Trust stockholder, you’re being asked to approve the proposed merger of Watermark Lodging Trust with private real estate funds managed by ailiates of Brookfield Asset Management Inc. The proposed merger would provide Watermark Lodging Trust common stockholders with immediate and certain cash liquidity at a favorable valuation. What action is required? • We urge you to cast a vote representing your Watermark Lodging Trust shares today using any one of the methods described on the reverse side of this insert. Your prompt, favorable response will help us meet stockholder approval requirements before the September 9, 2022 meeting date, thereby reducing the risk of meeting adjournment and significant additional solicitation costs. If you have any questions about voting, please call 1-866-407-1557 so a proxy specialist can assist you. SAMPLE-EPB

YOUR VOTE IS IMPORTANT! PLEASE VOTE TODAY! VOTE BY INTERNET 1. Go to www.proxyvote.com 2. Please have your proxy card/voting instruction form available 3. Follow the simple instructions VOTE BY TELEPHONE Call toll free (800) 690-6903 There is no charge for this call; please have your proxy card/voting instruction form in hand. VOTE BY MAIL Please mark, sign and date the accompanying proxy card and return it in the enclosed postage paid return envelope. If you sign and return the proxy card without indicating your choices, you will have been deemed to have voted in favor of the proposed transaction. VOTE BY QR CODE 1. Scan QR code with mobile device 2. Please have your proxy card/voting instruction form available 3. Follow the simple instructions Note: This is not an actual Control Number. Please refer to the proxy card for your unique Control Number. Watermark Lodging Trust, Inc. will hold a special meeting of stockholders virtually on September 9, 2022 to vote on the proposed stockholder cash liquidity transaction. We oer four easy methods for you to vote. You will need your unique Control Number provided on the enclosed proxy card in order to vote your shares. If you do not vote, the eect will be the same as voting against the proposed merger.